Exhibit 4.1

FORM OF FOURTEENTH SUPPLEMENTAL INDENTURE

THIS FOURTEENTH SUPPLEMENTAL INDENTURE is entered into as of             , by and between DDR Corp., an Ohio corporation (the “Company”), and U.S. Bank National Association (the “Trustee”), a national banking association organized and existing under the laws of the United States, as successor trustee to U.S. Bank Trust National Association, as successor to National City Bank.

WHEREAS, the Company and the Trustee entered into the Indenture dated as of May 1, 1994 (as supplemented by a First Supplemental Indenture dated as of May 10, 1995, by a Second Supplemental Indenture dated as of July 18, 2003, by a Third Supplemental Indenture dated as of January 23, 2004, by a Fourth Supplemental Indenture dated as of April 22, 2004, by a Fifth Supplemental Indenture dated as of April 28, 2005, by a Sixth Supplemental Indenture dated as of October 7, 2005, by a Seventh Supplemental Indenture dated as of August 28, 2006, by an Eighth Supplemental Indenture dated as of March 13, 2007, by a Ninth Supplemental Indenture dated as of September 30, 2009, by a Tenth Supplemental Indenture dated as of March 19, 2010, by an Eleventh Supplemental Indenture dated as of August 12, 2010, by a Twelfth Supplemental Indenture dated as of November 5, 2010 and by a Thirteenth Supplemental Indenture dated as of March 7, 2011, the “Indenture”), relating to the Company’s senior debt securities;

WHEREAS, the Company has made a request to the Trustee that the Trustee join with it, in accordance with Section 901 of the Indenture, in the execution of this Fourteenth Supplemental Indenture to include the Company’s $300,000,000 principal amount of 4.625% Notes Due 2022 (the “Notes”) in the definition of Designated Securities such that the covenant in Section 1015 of the Indenture will inure to their benefit;

WHEREAS, the Company desires to establish the form and terms of the Notes;

WHEREAS, the Company and the Trustee are authorized to enter into this Fourteenth Supplemental Indenture; and

NOW, THEREFORE, the Company and the Trustee agree as follows:

Section 1. Relation to Indenture. This Fourteenth Supplemental Indenture supplements the Indenture and shall be a part and subject to all the terms thereof. Except as supplemented hereby, the Indenture and the Securities issued thereunder shall continue in full force and effect.

Section 2. Capitalized Terms. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

Section 3. Definitions.

The definition of “Consolidated Income Available for Debt Service” is hereby amended in its entirety as follows:

“Consolidated Income Available for Debt Service” for any period means Consolidated Net Income of the Company and its Subsidiaries (a) plus amounts which have been deducted for (i) interest on Debt of the Company and its Subsidiaries, (ii) provision for taxes of the Company and its Subsidiaries based on income, (iii) amortization of debt discount, and (iv) depreciation and amortization, and (b) excluding (i) any extraordinary, non-recurring and other unusual noncash charge, (ii) any gains and losses on sale of real estate, and (iii) the equity in net income or loss of joint ventures in which the Company or its Subsidiaries owns an interest to the extent not providing a source of, or requiring a use of, cash, respectively.

The amendment of the definition of “Consolidated Income Available for Debt Service” relates solely to the rights of the Holders of the Notes and shall not affect the rights under the Indenture of the Holders of Securities of any other series.

The definition of “Designated Securities” is hereby amended in its entirety as follows:

“Designated Securities” means the Company’s $300,000,000 principal amount of 4.625% Notes Due 2010, the Company’s $275,000,000 principal amount of 3.875% Notes Due 2009, the Company’s $250,000,000 principal amount of 5.25% Notes Due 2011, the Company’s $200,000,000 principal amount of 5.0% Notes Due 2010, the Company’s $200,000,000 principal amount of 5.5% Notes Due 2015, the Company’s $350,000,000 principal amount of 5.375% Notes Due 2012, the Company’s $300,000,000 principal amount of 9.625% Notes Due 2016, the Company’s $300,000,000 principal amount of 7.50% Notes Due 2017, the Company’s $300,000,000 principal amount of 7.875% Notes Due 2020, the Company’s $300,000,000 principal amount of 4.75% Notes due 2018 and the Company’s $300,000,000 principal amount of 4.625% Notes due 2022.

The definition of “Maximum Annual Service Charge” is hereby amended in its entirety as follows:

“Maximum Annual Service Charge” as of any date means the maximum amount payable during the Company’s four consecutive fiscal quarters most recently ended before such date for interest on, and required amortization of, Debt (including, in the case of the additional Debt being incurred, the pro forma effect of the Debt and intended application of the proceeds thereof as if such Debt had been outstanding for such four-quarter period). The amount payable for amortization shall include the amount of any sinking fund or other analogous fund for the retirement of Debt and the amount payable on account of principal of any such Debt that matures serially other than at the final maturity date of such Debt.

The amendment of the definition of “Maximum Annual Service Charge” relates solely to the rights of the Holders of the Notes and shall not affect the rights under the Indenture of the Holders of Securities of any other series.

The definition of “Total Assets” is hereby amended in its entirety as follows:

“Total Assets” as of any date means the sum of (i) Undepreciated Real Estate Assets and (ii) all other assets of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP (but excluding goodwill and unamortized debt costs) after eliminating intercompany accounts and transactions.

The amendment of the definition of “Total Assets” relates solely to the rights of the Holders of the Notes and shall not affect the rights under the Indenture of the Holders of Securities of any other series.

The definition of “Unencumbered Real Estate Asset Value” is hereby amended in its entirety as follows:

“Unencumbered Real Estate Asset Value” as of any date means the sum of: (a) the Undepreciated Real Estate Assets, which are not encumbered by any mortgage, lien, charge, pledge or security interest, as of the end of the Company’s latest fiscal quarter covered in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if that filing is not required under the Securities Exchange Act of 1934, as amended, with the Trustee) prior to such date; provided, however, that all investments in unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities shall be excluded from Unencumbered Real Estate Asset Value; and (b) the purchase price of any real estate assets that are not encumbered by any mortgage, lien, charge, pledge, or security interest and were acquired by the Company or any Subsidiary after the end of such quarter; provided however, that all investments in unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities shall be excluded from Unencumbered Real Estate Asset Value.

The amendment of the definition of “Unencumbered Real Estate Asset Value” relates solely to the rights of the Holders of the Notes and shall not affect the rights under the Indenture of the Holders of Securities of any other series.

Section 4. Form and Terms of the Notes.

The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A attached hereto. The aggregate principal amount of the Notes that may be authenticated and delivered under the Indenture, as amended hereby, shall be $300,000,000. The Company may, without the consent of the Holders, create and issue additional securities ranking pari passu with the Notes in all respects and so that such additional Notes shall be consolidated and form a single series having the same terms as to status, redemption or otherwise as the Notes initially issued.

The terms of the Notes are established as set forth in Exhibit A attached hereto and this Fourteenth Supplemental Indenture. The terms and notations contained in the Notes shall constitute, and are hereby expressly made, a part of the Indenture as supplemented by this Fourteenth Supplemental Indenture, and the Company and the Trustee, by their execution and delivery of this Fourteenth Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

Clause five of Section 501 of the Indenture is hereby amended in its entirety as follows:

“If any event of default under any bond, debenture, note or other evidence of indebtedness of the Company (including any event of default with respect to any other series of Securities), or under any mortgage, indenture or other instrument of the Company under which there may be issued or by which there may be secured or evidenced any indebtedness of the Company (or by any Subsidiary, the repayment of which the Company has guaranteed or for which the Company is directly responsible or liable as obligor or guarantor), whether such indebtedness now exists or shall hereafter be created, shall happen and shall result in an aggregate principal amount exceeding $25,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been waived, rescinded or annulled, within a period of 10 days after there shall have been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 10% in principal amount of the Notes a written notice specifying such event of default and requiring the Company to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a “Notice of Default” hereunder. Subject to the provisions of Section 601, the Trustee shall not be deemed to have knowledge of such event of default unless either (A) a Responsible Officer of the Trustee shall have actual knowledge of such event of default or (B) the Trustee shall have received written notice thereof from the Company, from any Holder, from the holder of any such indebtedness or from the trustee under any such mortgage, indenture or other instrument; or”.

The amendment to clause five of Section 501 of the Indenture relates solely to the rights of the Holders of the Notes and shall not affect the rights under the Indenture of the Holders of Securities of any other series.

Section 1004 of the Indenture is hereby amended in its entirety as follows:

“Section 1004. Limitations on Incurrence of Debt. (a) The Company will not, and will not permit any Subsidiary to, incur any Debt if, immediately after giving effect to the incurrence of such additional Debt, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 65% of the sum of (i) the Undepreciated Real Estate Assets as of the end of the Company’s fiscal quarter covered in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Securities Exchange Act of 1934, with the Trustee) prior to the incurrence of such additional Debt and (ii) the increase, if any, in the Undepreciated Real Estate Assets from the end of such quarter, including, without limitation, any increase in the Undepreciated Real Estate Assets caused by the application of the proceeds of additional Debt.

(b) In addition to the limitation set forth in subsection (a) of this Section 1004, the Company will not, and will not permit any Subsidiary to, incur any Debt if Consolidated Income Available for Debt Service for the Company’s four consecutive fiscal quarters most recently ended before the date on which such additional Debt is to be incurred shall have been less than 1.5 times the Maximum Annual Service Charge on the Debt of the Company and all Subsidiaries on a consolidated basis determined in accordance with GAAP to be outstanding immediately after the incurrence of such additional Debt.

(c) For purposes of this Section 1004, Debt shall be deemed to be “incurred” by the Company or a Subsidiary whenever the Company or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof.”

The amendment of Section 1004 of the Indenture relates solely to the rights of the Holders of the Notes and shall not affect the rights under the Indenture of the Holders of Securities of any other series.

Section 1005 of the Indenture is hereby amended in its entirety as follows:

“Section 1005. Restrictions on Dividends and Other Distributions.

The Company will not, in respect of any shares of any class of its capital stock, (a) declare or pay any dividends (other than dividends payable in capital stock of the Company) thereon, (b) apply any of its property or assets to the purchase, redemption or other acquisition or retirement thereof, (c) set apart any sum for the purchase, redemption or other acquisition or retirement thereof, or (d) make any other distribution thereon, by reduction of capital or otherwise if, immediately after such declaration or other action referred to above, the aggregate of all such declarations and other actions since the date on which this Indenture was originally executed shall exceed the sum of (i) Funds from Operations from December 31, 1993 until the end of the Company’s latest fiscal quarter covered in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Securities Exchange Act of 1934, with the Trustee) prior to such declaration or other action and (ii) $20,000,000; PROVIDED, HOWEVER, that the foregoing limitation shall not apply to any declaration or other action referred to above which is necessary to maintain the Company’s status as a “real estate investment trust” under the Internal Revenue Code of 1986, as amended, if the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP at such time is less than 65% of the Undepreciated Real Estate Assets as of the end of the Company’s latest fiscal quarter covered in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Securities Exchange Act of 1934, with the Trustee) prior to such declaration or other action.

Notwithstanding the foregoing, the provisions of this Section 1005 will not prohibit the payment of any dividend within 30 days of the declaration thereof if at such date of declaration such payment would have complied with the provisions hereof.”

The amendment of Section 1005 of the Indenture relates solely to the rights of the Holders of the Notes and shall not affect the rights under the Indenture of the Holders of Securities of any other series.

Section 1015 of the Indenture is hereby amended in its entirety as follows:

“Section 1015. Limitations on Incurrence of Secured Debt. So long as any of the Designated Securities remain outstanding, the Company will not, and will not permit any Subsidiary to, incur any Secured Debt, if immediately after giving effect to the incurrence of such Secured Debt and the application of the proceeds from such Secured Debt, the aggregate amount of all of the Company’s and its Subsidiaries’ outstanding Secured Debt on a consolidated basis is greater than 40% of the sum of (i) the Total Assets as of the end of the Company’s fiscal quarter covered in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Securities Exchange Act of 1934, with the Trustee) prior to the incurrence of such additional Secured Debt and (ii) the increase, if any, in Total Assets from the end of such quarter including, without limitation, any increase in Total Assets caused by the application of the proceeds of additional Debt.”

The amendment of Section 1015 of the Indenture relates solely to the rights of the Holders of the Notes and shall not affect the rights under the Indenture of the Holders of Securities of any other series.

Section 5. Counterparts. This Fourteenth Supplemental Indenture may be executed in counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

Section 6. Governing Law. THIS FOURTEENTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF OHIO (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF).

Section 7. Concerning the Trustee. The Trustee shall not be responsible for any recital herein (other than the fourth recital as it appears as it applies to the Trustee) as such recitals shall be taken as statements of the Company, or the validity of the execution by the Company of this Fourteenth Supplemental Indenture. The Trustee makes no representations as to the validity or sufficiency of this Fourteenth Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Fourteenth Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

Attest:	DDR CORP.

By:
Name: David E. Weiss		Name: David J. Oakes
Title: Executive Vice President,		Title: Senior Executive Vice President and
General Counsel and Secretary		Chief Financial Officer

Attest:	U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:		Name:
Title:		Title:

EXHIBIT A

REGISTERED	REGISTERED

NO. 001	PRINCIPAL AMOUNT

CUSIP NO. 23317H AA0	$300,000,000

[FACE OF NOTE]

DDR CORP.

4.625% Notes Due 2022

UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO DDR CORP. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC, ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL THIS NOTE IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE THEREOF OR BY A NOMINEE THEREOF TO DTC OR ANOTHER NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR OF DTC OR A NOMINEE OF SUCH SUCCESSOR.

DDR CORP., an Ohio corporation (herein referred to as the “Company,” which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to CEDE & CO., c/o The Depository Trust Company, 55 Water Street, New York, New York 10041, or registered assigns, the principal sum of THREE HUNDRED MILLION Dollars ($300,000,000) on July 15, 2022 (the “Stated Maturity Date”), unless redeemed prior to such date in accordance with the provisions referred to on the reverse hereof (the Stated Maturity Date or date of earlier redemption, as the case may be, is referred to herein as the “Maturity Date” with respect to the principal payable on such date), and to pay interest on the outstanding principal amount hereof from June 22, 2012 or from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for, on January 15 and July 15, of each year, commencing January 15, 2013 (each, an “Interest Payment Date”), and on the Maturity Date, at a rate of 4.625% per annum, computed on the basis of a 360-day year consisting of twelve 30-day months, until the principal hereof is paid or duly provided for.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date and on the Maturity Date will, as provided in the Indenture, be paid to the Holder in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the Regular Record Date for such interest, which shall be fifteen calendar days (whether or not a Business Day, as defined below) next preceding such Interest Payment Date or the Maturity Date, as the case may be (each, a “Regular Record Date”). Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date, and may be paid to the Holder in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee referred to on the reverse hereof, notice whereof shall be given to Holders of Notes of this series not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

The principal of this Note payable on the Maturity Date will be paid against presentation and surrender of this Note at either of the offices or agencies of the Company maintained for that purpose in the Borough of Manhattan, The City of New York and Cleveland, Ohio. The Company hereby appoints U.S. Bank National Association as Paying Agent for the Notes where Notes of the series may be presented and surrendered for payment and where notices, designations or requests in respect of payments with respect to the Notes may be served.

Interest payable on this Note on any Interest Payment Date and on the Maturity Date, as the case may be, will include interest accrued from and including the next preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including June 22, 2012, if no interest has been paid on this Note) to but excluding such Interest Payment Date or the Maturity Date, as the case may be. If any Interest Payment Date or the Maturity Date falls on a day that is not a Business Day, principal, premium, if any, and/or interest payable with respect to such Interest Payment Date or Maturity Date, as the case may be, will be paid on the next succeeding Business Day with the same force and effect as if it were paid on the date such payment was due, and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or Maturity Date, as the case may be. “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City, New York, are authorized or required by law, regulation or executive order to close.

All payments of principal, premium, if any, and interest by the Company in respect of this Note will be made by wire transfer of immediately available funds.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the Certificate of Authentication hereon has been executed by the Trustee by manual signature of one of its authorized signatories, this Note shall not be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Date: June 22, 2012

DDR CORP.

By:
Name:David J. Oakes
Title:Senior Executive Vice President and
Chief Financial Officer

Attest:

Name: David E. Weiss
Title: Executive Vice President,
General Counsel and Secretary

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: June 22, 2012

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Officer

[REVERSE OF NOTE]

DDR CORP.

4.625% Notes Due 2022

This Note is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of May 1, 1994, as supplemented by the First Supplemental Indenture dated as of May 10, 1995, the Second Supplemental Indenture dated as of July 18, 2003, the Third Supplemental Indenture dated as of January 23, 2004, the Fourth Supplemental Indenture dated as of April 22, 2004, the Fifth Supplemental Indenture dated as of April 28, 2005, the Sixth Supplemental Indenture dated as of October 7, 2005, the Seventh Supplemental Indenture dated as of August 28, 2006, the Eighth Supplemental Indenture dated as of March 13, 2007, the Ninth Supplemental Indenture dated as of September 30, 2009, the Tenth Supplemental Indenture dated as of March 19, 2010, the Eleventh Supplemental Indenture dated as of August 12, 2010, the Twelfth Supplemental Indenture dated as of November 5, 2010, the Thirteenth Supplemental Indenture dated as of March 7, 2011 and the Fourteenth Supplemental Indenture dated as of June 22, 2012 (herein called the “Indenture”), between the Company and U.S. Bank National Association, as successor trustee to U.S. Bank Trust National Association, as successor to National City Bank (herein called the “Trustee,” which term includes any successor trustee under the Indenture with respect to the series of which this Note is a part), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Note is one of the duly authorized series of Securities designated as “4.625% Notes Due 2022” (collectively, the “Notes”), and the aggregate principal amount of the Notes to be issued under such series is limited to $300,000,000 (except for Notes authenticated and delivered upon transfer of, or in exchange for, or in lieu of other Notes). The Company may, without the consent of the Holders of any Securities, create and issue additional notes in the future having the same terms other than the date of original issuance, the issue price and the date on which interest begins to accrue so as to form a single series with the Notes. No additional notes may be issued if an Event of Default has occurred with respect to the Notes. The Notes are the unsecured and unsubordinated obligations of the Company and rank equally with all existing and future unsecured and unsubordinated indebtedness of the Company. All terms used but not defined in this Note shall have the meanings assigned to such terms in the Indenture.

If an Event of Default shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Company may redeem the Notes at its option, at any time prior to the Maturity Date, in whole or from time to time in part, at a Redemption Price equal to the greater of (a) 100% of the principal amount of the Notes being redeemed and (b) the sum of the present values of the remaining scheduled payments of principal and interest through the Maturity Date on the Notes being redeemed (not including the portion of any payments of interest accrued to the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus, in each case, any interest accrued but not paid to the Redemption Date; provided however, that if the Company redeems the Notes 90 days or fewer prior to the Stated Maturity Date, the Redemption Price will equal 100% of the principal amount of the Notes being redeemed plus any interest accrued but not paid to the Redemption Date. For the avoidance of doubt, any calculation of the remaining scheduled payments of principal and interest pursuant to the preceding sentence shall not include interest accrued as of the applicable Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date for the Notes, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which established yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Maturity Date, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate shall be calculated by the Independent Investment Banker on the third Business Day preceding the Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers that has been appointed by the Company.

“Comparable Treasury Price” means with respect to any Redemption Date for the Notes (i) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means Deutsche Bank Securities Inc., RBS Securities Inc. and UBS Securities LLC and their respective successors and two other nationally recognized investment banking firms that are primary U.S. Government securities dealers in the United States (each, a “Primary Treasury Dealer”) appointed by the Company, provided that prior written notice of the Company’s appointment of such other Primary Treasury Dealers shall be provided to the Trustee; provided, further, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Company shall substitute in its place another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such Redemption Date.

Notice of any redemption will be mailed by first-class mail at least 30 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed. If the Company redeems less than all of the Notes, the Trustee will select the particular Notes to be redeemed pro rata, by lot or by another method the Trustee deems fair and appropriate.

This Note is not subject to any sinking fund.

The Indenture contains provisions for defeasance of (i) the entire indebtedness of the Notes or (ii) certain covenants and Events of Default with respect to the Notes, in each case upon compliance with certain conditions set forth therein, which provisions apply to the Notes.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority of the aggregate principal amount of all Securities issued under the Indenture at the time Outstanding and affected thereby. The Indenture also contains provisions permitting the Holders of not less than a majority of the aggregate principal amount of the Outstanding Securities, on behalf of the Holders of all such Securities, to waive compliance by the Company with certain provisions of the Indenture. Furthermore, provisions in the Indenture permit the Holders of not less than a majority of the aggregate principal amount of the Outstanding Securities of any series, in certain instances, to waive, on behalf of all of the Holders of Securities of such series, certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and other Notes issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on this Note at the times, places and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein and herein set forth, the transfer of this Note is registrable in the Security Register of the Company upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of, premium, if any, and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

As provided in the Indenture and subject to certain limitations therein and herein set forth, this Note is exchangeable for a like aggregate principal amount of Notes of different authorized denominations but otherwise having the same terms and conditions, as requested by the Holder hereof surrendering the same.

The Notes are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of Ohio applicable to agreements made and to be performed entirely in such State.

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